Filed Pursuant to Rule 424(b)(7)
Registration No. 333-130993

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus Dated January 12, 2006 and Prospectus Supplements Dated June 7, June 21, June 29 and July 19, 2007)

10,417,253 Shares
Common Stock

This prospectus supplement supplements the prospectus dated January 12, 2006 and the prospectus supplements dated June 7, June 21, June 29 and July 19, 2007 relating to the offer and sell from time to time of up to 10,417,253 shares of common stock of The Macerich Company by the selling stockholders named therein.  This number of shares includes 191,263 shares held by selling stockholders that were acquired upon redemption of Units of The Macerich Partnership, L.P. and 10,225,990 shares constituting the maximum number of shares of our common stock that could be issued upon conversion of $950,000,000 aggregate principal amount of our 3.25 % Convertible Senior Notes due 2012 (the “Notes”), subject to certain adjustments.

Investing in the common stock involves risks.  See “Risk Factors” beginning on page S-2 of the prospectus supplement dated June 7, 2007.

We will not receive any proceeds from the sale by the selling stockholders of the common stock.  We will pay all expenses of the registration of the common stock and certain other expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2007.

The information appearing under the heading “Selling Stockholders” in the prospectus supplement dated June 7, 2007 and in the prospectus supplements dated June 21, June 29 and July 19, 2007 is hereby supplemented and, as appropriate, amended by the following information.  The number of shares of our common stock indicated for the listed selling stockholders may be in excess of the 10,417,253 shares to which this prospectus relates due to sales or transfers by selling stockholders of the Notes in transactions exempt from the registration requirements under the Securities Act of 1933 after the date on which the selling stockholders provided us with information regarding their holdings of Notes.

Selling Stockholder	Shares Prior to the Offering	Shares Available for Sale Under this Prospectus Supplement	Shares After Completion of the Offering(1)

Akanthos Arbitrage Master Fund, L.P.	69,521	53,821	15,700
Arkansas PERS	32,830	32,830	0
Canyon Capital Arbitrage Master Fund, Ltd. (2)(3)	481,321	481,321	0
Canyon Value Realization Fund, L.P. (3)(4)	191,495	191,495	0
Canyon Value Realization MAC 18, Ltd. (3)(5)	37,889	37,889	0
CGNU Life Fund (6)	8,611	8,611	0
Commercial Union Life Fund (6)	10,764	10,764	0
J.P. Morgan Securities, Inc. (7)	430,568	430,568	0
KBC Financial Products USA Inc. (8)	107,642	107,642	0
Lyxor/Canyon Capital Arbitrage Fund Ltd. (3)(5)	185,843	185,843	0
Lyxor/Canyon Value Realization Fund Ltd. (3)(5)	28,901	28,901	0
Morley AISF Convertible Bond Arbitrage Fund	32,292	32,292	0
Norwich Union Life and Pensions (6)	21,528	21,528	0
The Canyon Value Realization Fund (Cayman) Ltd. (3)(5)	473,893	473,893	0

(1)	Assumes all shares available for sale under this prospectus supplement are sold.
(2)

Canyon Capital Advisors LLC is the investment advisor to the selling stockholder and has the power to direct investments by the selling stockholder. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(3)

The selling stockholder has stated that it is an affiliate of Canyon Partners Inc., a registered broker-dealer, and that it acquired beneficial ownership of the Notes relating to the shares of common stock listed for the selling stockholder in the ordinary course of business and, at the time of purchase, did not have any agreements, understandings or arrangements, directly or indirectly, with any person to distribute such Notes.

(4)

The general partner for the selling stockholder is Canpartners Investments III, L.P. Canyon Capital Advisors LLC is the general partner of Canpartners Investments III, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(5)

Canyon Capital Advisors LLC is the investment advisor to the selling stockholder and has the power to direct investments by the selling stockholder. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(6)	David Clott exercises voting power and investment control over the Notes relating to the shares of common stock listed for the selling stockholder.
(7)	The selling stockholder has identified itself as a registered broker-dealer and, accordingly, may be considered an underwriter under this prospectus supplement.
(8)

KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity. The selling stockholder has identified itself as a registered broker-dealer and, accordingly, may be considered an underwriter under this prospectus supplement.